Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Hudson Clothing Holdings, Inc.

We consent to the incorporation by reference in the Registration Statements of Joe’s Jeans, Inc. (Form S-3 Nos. 333-123088, 333-140867, 333-145727 and 333-149471; and Form S-8 Nos. 333-163187, 333-146740, 333-126544, 333-117755, 333-109151, 333-102580 and 333-179769) of our report dated December 5, 2013 relating to the consolidated financial statements of Hudson Clothing Holdings, Inc. and subsidiary as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing in this Current Report on Form 8-K/A of Joe’s Jeans, Inc.

/s/ Moss Adams LLP

Irvine, California

December 5, 2013